                      LICENSING AND DISTRIBUTION AGREEMENT

        This Licensing and Distribution Agreement (the "Agreement") is
effective as of the 13th day of January, 2006 (the "Effective Date") by and
between SHUFFLE MASTER, INC., a Minnesota corporation (the "Shuffle Master"), with an address at 1106 Palms Airport Drive, Las Vegas, Nevada 89119, and SONA
MOBILE HOLDINGS CORP., a Delaware corporation ("Sona"), with an address at 825
3rd Avenue, New York, New York 10022.

                                    RECITALS:

        A.    Sona owns and develops certain wireless platform software and related, associated or derivative intellectual property, such as enhancements, improvements or upgrades (collectively, the "Sona Software"), which can be utilized to support the integration and mobilization of "casino" gaming applications, including the infrastructure of mobile, wireless and WiFi support, based on and replicating existing Shuffle Master-owned game content and related intellectual property and third-party game content and related intellectual property via Pocket PC OS enabled devices, smart phones and other designated wireless hand-held devices (collectively, the "Wireless Gaming Solution").

        B.    Shuffle Master is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games and operating systems for gaming equipment and related products and services throughout the
United States and other countries.

        C.    Pursuant to a separate Master Services Agreement, executed concurrently herewith, Sona will customize, develop and power a "Shuffle Master branded" Wireless Gaming Solution that will incorporate game content currently owned by Shuffle Master as well as game content to be developed by Shuffle
Master in the future (the "Shuffle Content"). Additionally, Shuffle Master and
Sona may incorporate game content owned by or to be developed by third parties
(the "Third Party Content") for use with the Wireless Gaming Solution. The
Shuffle Content and the Third Party Content is hereinafter collectively referred to as the "Content."

        D.    Shuffle Master and Sona wish to enter into this Agreement whereby
(i) Shuffle Master and Sona will cross-license the Sona Software and the Content
(to the extent owned or licensed by Shuffle Master), (ii) Sona will install, integrate, mobilize and service the Wireless Gaming Solution, and (iii) Shuffle will distribute and market the Wireless Gaming Solution utilizing the Sona
Software for Gaming Purposes. The term "Gaming Purposes" means use in legal casino gaming venues, other lawful gaming establishments (including racinos), or legally on the internet or any other legal gaming means or mode now existing or hereafter invented but excludes any non-wagering arcades or other non-wagering applications and horse race tracks where the wagering on premises is limited solely to the horse races and there is no other wagering of any kind (the
"Excluded Applications").

                                   AGREEMENT:

The parties, each intending to be legally bound, agree as follows:

   1.   EXCLUSIVE LICENSE. Subject to all of the terms and conditions of this
        Agreement, Sona hereby grants to Shuffle Master a perpetual, exclusive, fully-paid up, worldwide license (including the right to sublicense to end users if necessary) to the Sona Software to the extent the same is required or necessary to develop, market, distribute, license, deliver, lease, sell, sublicense (to end users only), install, service, and/or use the Wireless Gaming Solution with Content for Gaming Purposes.

                                        1

   2.   NON-EXCLUSIVE LICENSE. Subject to all of the terms and conditions of this Agreement, Shuffle Master hereby grants to Sona a non-exclusive, fully-paid up, worldwide license to integrate and mobilize Shuffle
        Content, whether in existence on the Effective Date, as identified on
        Exhibit "A" attached hereto and incorporated herein by reference, or created thereafter during the Term, for utilization with the Wireless
        Gaming Solution for Gaming Purposes only.

   3.   DISTRIBUTION. Shuffle Master shall have the exclusive distribution rights for the Wireless Gaming Solution for Gaming Purposes within the
        Territory during the Term, provided the Revenue Threshold was reached during the immediately prior Term (or Shuffle Master pays Sona an amount equal to the difference between Sona's proportionate share of the actual
        Gross Revenues received from the Wireless Gaming Solution during the last twelve months of the Term and Sona's proportionate share of the
        Revenue Threshold). During the Term, Shuffle Master will use its commercially reasonable efforts to commercialize and market the Wireless
        Gaming Solution. Notwithstanding the foregoing, Sona agrees that during the Term it will provide support for parts and service for the Wireless
        Gaming Solution and, after termination of this Agreement, it will continue to provide such support without interruption and at the same level for as long as the Wireless Gaming Solution is placed with end users.

   4.   TERRITORY. Territory shall mean the world, except for any Wireless
        Gaming Solution that contains a Three Card Poker ("TCP") game, the
        Territory will not include Ireland, Wales, Scotland, England, the
        Channel Islands and the Isle of Man (collectively, the "British Isles").

   5.   TERM. Subject to earlier termination in accordance with paragraph 8 below, this Agreement shall become effective on the Effective Date and will have a term of five (5) years from the Effective Date (the "Initial
        Term"). Upon the expiration of the Initial Term (or subsequent Renewal
        Term, as the case may be), this Agreement shall automatically renew for successive periods of five years (each, a "Renewal Term") unless (y)
        Shuffle Master exercises its right as described in paragraph 11 below, or (z) the revenue from the Wireless Gaming Solution is less than $15 million on an annualized forward looking (based on the run rate from the final quarter) twelve month basis (the "Revenue Threshold"), in which case Shuffle Master shall have the right to terminate this Agreement.
        The Initial Term and Renewal Term(s) may be collectively referred to as the "Term." Notwithstanding the Term, upon the expiration of the Term or earlier termination of this Agreement, any Wireless Gaming Solution already installed or otherwise in use and which is generating revenue may remain installed or otherwise continue in use, at Shuffle Master's sole discretion, provided that Shuffle Master continues to pay the compensation obligations set forth in paragraph 9 hereof, and subject to
        Sona continuing to perform its obligations described in paragraph 7 below.

   6.   EXCLUSIVITY. Except as otherwise provided in this paragraph 6, during the Term, Sona shall be the exclusive provider to Shuffle Master of the
        Wireless Gaming Solution as well as for mobilization, integration and related services for the delivery of Content over the Wireless Gaming
        Solution. Shuffle Master will use its good faith efforts to have all of its customers use the Wireless Gaming Solution developed and powered by
        Sona. In the event a Shuffle Master customer insists that Shuffle Master use a wireless technology provider other than Sona, it shall be allowed to do so. Sona will not provide the Wireless Gaming Solution for Gaming
        Purposes to any third party without the written consent of Shuffle
        Master. Sona will not provide mobilization and integration services for the purpose of delivering Content over the Wireless Gaming Solution for
        Gaming Purposes to any person or entity, provided however, that the parties may integrate and mobilize Third Party Content and related intellectual property where Shuffle Master does not have such content rights. The parties will mutually agree on the terms and conditions with respect to the inclusion of Third Party Content on the Wireless Gaming
        Solution.

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        Notwithstanding the foregoing, nothing contained herein prohibits
        Shuffle Master from including Shuffle Content with a wireless technology provider other than Sona employed by its customers.

   7.   INSTALLATION/SUPPORT SERVICES. Sona shall be responsible for the installation, integration mobilization and related services with respect to providing Content to end users for Gaming Purposes through the
        Wireless Gaming Solution, including the installation of the infrastructure to enable the end user to utilize the Wireless Gaming
        Solution. All hardware and installation services required to mobilize the Wireless Gaming Solution for an end user shall be installed by Sona at the expense of the end user. Additionally, Sona shall provide Support
        Services to customers in the Territory to whom the Wireless Gaming
        Solution has been delivered in accordance with the then current Support
        Service Standards mutually determined by the parties, and shall at all times maintain a sufficient staff of personnel fully trained and qualified to perform such Support Services in the Territory. Further,
        Sona personnel trained in the proper operation and use of the Wireless
        Gaming Solution will provide training to Shuffle Master's customers in the proper operation and use of the Wireless Gaming Solution. For purposes of this Agreement, "Support Services" shall mean warranty, maintenance and repair of the Wireless Gaming Solution in the Territory regardless of when placed as well as continuing customer training and liaison services with respect to the Wireless Gaming Solution.

   8.   TERMINATION. Notwithstanding the provisions of paragraph 5 above, this
        Agreement may be terminated in writing in accordance with the following provisions:

          a.  Either party may terminate this Agreement by giving written notice to the other party in the event the other party is in material breach of any provision of this Agreement or of the Master
              Services Agreement, and shall have failed to cure such breach, if the breach itself is in fact curable, within thirty (30) days of receipt of written notice thereof from the terminating party.

          b.  Either party may terminate this Agreement at any time by giving notice to the other party, which notice shall be effective upon receipt by the party to which notice is given, (i) should the other party, pursuant to or within the meaning of the Bankruptcy
              Law, commence a voluntary case or proceeding, (B) has an
              involuntary case or proceeding brought against it, (C) consents to the appointment of a Custodian for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors or (ii) a court of competent jurisdiction enters and order or decree under any Bankruptcy Law that (A) is for relief against such party in an involuntary case or proceeding; (B)
              appoints a Custodian over such party or over all or substantially all of the property of such party; or (C) orders the liquidation of such party; and in each case under this clause (B) of this subparagraph 8(b) the order or decree remains unstayed and in effect for 60 days. The term "Bankruptcy Law" means Title 11, U.S.
              Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any
              Bankruptcy Law.

          c.  Either party may immediately terminate this Agreement by giving notice to the other if the non-terminating party takes any action or fails to take any action which jeopardizes any of the
              terminating party's licenses and/or approvals in any licensing jurisdiction wherever located; or if any governmental agency takes any action against the non-terminating party which governmental action jeopardizes any of terminating party's licenses and/or approvals in any licensing jurisdiction; or in the event that Sona takes any action or fails to take any action that jeopardizes any of Shuffle Master's gaming licenses, approvals or permits
              (including without limitation any violation by Sona of paragraph
              12); or in the event that Sona's relationship with Shuffle Master in any way

                                        3

              jeopardizes or puts at risk any of Shuffle Master's existing, pending or future gaming licenses, approvals or permits.

          d.  Either party may terminate this Agreement by giving written notice to the other party in the event the Master Services Agreement is terminated in accordance with its terms.

          e.  Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable, nor shall any such termination prevent or restrict the terminating party from pursuing all of its rights and remedies against the terminated party for any breaches of this
              Agreement by the terminated party.

   9.   COMPENSATION. Subject to the terms and conditions hereof:

          a.  With respect to each Wireless Gaming Solution developed, marketed, distributed, licensed, leased, sold, sublicensed, installed, serviced, and used for (i) legal casino gaming venues, other lawful gaming establishments (including racinos) or cruise ships
              (the "Shuffle Customer") or (ii) by a non-Shuffle Customer sourced by Shuffle Master, Shuffle Master shall receive sixty percent
              (60%) of the Gross Revenues and Sona shall receive forty percent
              (40%) of the Gross Revenues. "Gross Revenues" shall be defined as the gross amounts actually received by Shuffle Master for and with respect to the Wireless Gaming Solution.

          b.  With respect to each Wireless Gaming Solution developed, marketed, distributed, licensed, leased, sold, sublicensed, installed, serviced, and used for a non-Shuffle Customer and sourced by Sona,
              Shuffle Master shall receive fifty-five percent (55%) of the Gross
              Revenues and Sona shall receive forty-five percent (45%) of the
              Gross Revenues.

          c.  Notwithstanding anything to the contrary herein, the parties acknowledge and agree that each end user customer may receive a
              Wireless Gaming Solution, not to exceed fifteen (15) units, to test for a thirty (30) day period prior to making a determination as to ordering or committing to more units, or that a regulatory agency may require field testing of a Wireless Gaming Solution prior to approving said Wireless Gaming Solution (in either event, the "Test Period"). Provided that Shuffle Master does not receive any revenues during the Test Period, no revenues shall be due or accrue to Sona during the Test Period of a given Wireless Gaming
              Solution.

          d.  Shuffle Master shall keep appropriate books and records of any revenues received from and with respect to the Wireless Gaming
              Solution, so as to determine the amounts due Sona pursuant to this
              Agreement. Shuffle Master shall pay any amounts due Sona within thirty (30) days after the end of each of Shuffle Master's fiscal quarters. Within 60 days of the end of each fiscal year of Shuffle
              Master, Shuffle Master shall deliver to Sona an annual accounting of the revenues generated from and with respect to the Wireless
              Gaming Solution by category in accordance with subparagraphs a and
              b of this paragraph 9. In addition, Sona shall have reasonable access, upon at least ten (10) days prior written notice to
              Shuffle Master, to examine the books and records related to the
              Wireless Gaming Solution (or have an independent certified public accountant (the "CPA") exam the books and records related to the
              Wireless Gaming Solution) of Shuffle Master for purposes of determining the revenues of the Wireless Gaming Solution for such period but no more than once every twelve-month period. The cost of any such examination or audit by Sona shall be solely borne by
              Sona. However, in the event the CPA determines and verifies a discrepancy in excess of ten percent (10%) of the actual revenues received

                                        4

              for such period over the actual revenues earned for such period,
              Shuffle Master agrees to pay the reasonable costs of the audit.

   10.  MATCHING RIGHT. In the event that Sona receives a bona fide written offer to sell the Sona Assets (as defined in paragraph 11 below) in particular (i.e., separate and apart from any larger asset sale or sale of the company) at any time during the Term, Sona shall provide written notice to Shuffle Master, and Shuffle Master shall have the right to match such offer on identical terms. In order to exercise such right,
        Shuffle Master shall be required to inform Sona within ten (10) business days of its receipt of such third-party offer from Sona as to whether the third party offer will be matched. If Shuffle Master does not match the third party offer, but thereafter said third party offer changes to be more favorable to said third party, then Sona shall once again give
        Shuffle Master ten (10) business days to match such changed third party offer on the revised terms.

   11.  PUT. Upon the expiration of any Term, if the Gross Revenues exceed the
        Revenue Threshold, and if Shuffle Master decides not to renew this
        Agreement with Sona, then Shuffle Master shall purchase all of the Sona assets specifically developed for and related to its Gaming Purposes operations, including but not limited to the infrastructure, the
        Content, all Wireless Gaming Solution assets in the field, customer accounts (the "Sona Assets"). The Sona Assets shall not include other aspects of Sona's then-current business not related to Gaming Purposes, including the Excluded Applications, and the parties agree that Shuffle
        Master shall not purchase other aspects of Sona's then-current business operations that are not related to Gaming Purposes, including the
        Excluded Applications. Notwithstanding the foregoing, Sona shall grant
        Shuffle Master a perpetual, non-exclusive, fully-paid, royalty-free worldwide license to the Sona Software with access to areas of the Sona
        Software gaming related code to enable Shuffle Master to add, modify, enhance, upgrade or improve the Sona Software for Gaming Purposes.
        Shuffle Master may also be required to exercise the aforementioned purchase of the Sona Assets, at Sona's discretion, in the event that
        Shuffle Master is acquired by a company that is a direct competitor of
        Sona, as identified on Exhibit "B" attached hereto and incorporated herein by reference. The purchase price for the Sona Assets shall be for an agreed upon amount, or if no amount can be agreed upon, the value of the Sona Assets, which value shall not include the value of the Excluded
        Applications, as determined by an independent investment banker appointed by the parties. If they cannot agree on an investment banker,
        Sona and Shuffle Master shall each choose an investment banker and the two investment bankers shall thereupon determine the value of the Sona
        Assets. The purchase price shall be the numerical average of the values determined by the two investment bankers. Sona and Shuffle Master shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Sona Assets pursuant to the terms of this paragraph.

   12.  GAMING REGULATORY COMPLIANCE. Sona and Shuffle Master will obtain and maintain the necessary gaming regulatory licensing and approvals in any jurisdictions deemed necessary for the development, marketing and distribution of the Wireless Gaming Solution. The parties shall equally share the costs and fees associated with obtaining and maintaining any gaming regulatory licensing, approvals and permits for the Wireless
        Gaming Solution, including any costs and fees for investigations. In the event Sona is required to obtain any gaming regulatory licensing or approvals, Sona shall be required to pay for any costs and fees associated with obtaining and maintaining such licensing and approvals, including any costs and fees for investigations.

   13.  REMEDIES AND LIMITATION OF ACTIONS.

          a.  Upon any breach of this Agreement (and after any applicable cure period, if any, with respect to such breach), the
              non-breaching party shall be entitled to all rights and remedies provided under the laws of the State of Nevada, including
              injunctive relief.

                                        5

          b.  No action, regardless of form, arising out of the transactions contemplated herein or the breach of the provisions hereof may be brought by either party more than three (3) years after the cause of action has accrued, unless the right to bring the cause of action has been concealed from a party due to fraud or deceit, in which case the party will have three (3) years after it discovered the fraud or deceit.

   14.  MUTUAL REPRESENTATIONS. Each party represents and warrants to the other party that, during the term of this Agreement, it possesses and will possess the full power and authority to enter into this Agreement. Each party further represents and warrants that it has full power and authority to fulfill its obligations hereunder, and the performance according to the terms of this Agreement will not breach any separate agreement by which such party is bound.

   15.  REPRESENTATIONS AND WARRANTIES OF SONA. Sona hereby represents and warrants to Shuffle Master each of the following:

          a.  Sona is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

          b.  Sona owns, controls or otherwise possesses all rights in the Sona
              Software necessary to fulfill its obligations to Shuffle Master hereunder, as well as the necessary resources to fulfill its obligations under this Agreement.

          c.  The Sona Software is (i) suitable and fit for the uses intended or contemplated by under this Agreement and (ii) is merchantable.

          d.  The Sona Software is (i) free and clear of any lien, license, or other restriction or limitation regarding use or disclosure; (ii)
              not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) valid and enforceable and no action, suit, proceeding, hearing, investigation, charge,
              complaint, claim, or demand is pending or, is threatened that challenges the legality, validity, enforceability, use, or ownership of the Sona Software, and there are no grounds for the same.

          e.  Sona has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to any Sona Software.

          f.  No loss or expiration of any Sona Software is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms.

          g.  Neither the Sona Software infringes any patent, intellectual property or other proprietary right of any person or entity.

          h.  Sona has the unrestricted corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and neither the execution and delivery of this
              Agreement, nor the consummation of the actions contemplated herein: (i) violates any provisions of its articles of
              incorporation, corporate by-laws or other corporate documents;
              (ii) violates, conflicts with, or constitutes a default under any contract which it is a party; or (iii) requires the approval or consent of any third party.

                                        6

   16.  REPRESENTATIONS AND WARRANTIES OF SHUFFLE MASTER. Shuffle Master hereby represents and warrants to Sona each of the following:

          a.  Shuffle Master is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota.

          b.  Shuffle Master owns, controls or otherwise possesses all rights in the Shuffle Content necessary to fulfill its obligations to Sona hereunder, as well as the necessary resources to fulfill its obligations under this Agreement.

          c.  The Shuffle Content does not infringe any patent, intellectual property or other proprietary right of any person or entity.

          d.  Shuffle Master has the unrestricted corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and neither the execution and delivery of this Agreement, nor the consummation of the actions contemplated herein: (i) violates any provisions of its articles of
              incorporation, corporate by-laws or other corporate documents;
              (ii) violates, conflicts with, or constitutes a default under any contract which it is a party; or (iii) requires the approval or consent of any third party.

   17.  INDEMNIFICATION.

          a.  Sona Indemnity: Sona hereby indemnifies, holds harmless and defends at its own expense, any claim, liability, loss, suit, damage, action or proceeding (each, an "Action") against Shuffle
              Master, Shuffle Master's officers, directors, employees,
              contractors, agents, licensors, licenses and end users, if the
              Action arises out of or relates to: i) any breach of any
              representation, warranty, covenant, agreement or obligation of
              Sona set forth in this Agreement; or ii) a claim that the Sona
              Software infringes any copyright or patent, or misappropriates any trade secrets, or violates or infringes any other rights of any kind of a third party. Sona agrees to pay any damages, losses, costs, expenses and other liabilities (including without
              limitation, Shuffle Master's attorneys' fees) incurred by Shuffle
              Master in connection with any such Action or indemnity claim hereunder.

          b.  Shuffle Master Indemnity: Shuffle Master agrees to indemnify and defend at its own expense any Action against Sona, Sona's
              directors, officers, employees, contractors, agents and licensors to the extent that Sona actually suffers a financial loss and the
              Action arises from or is related to (i) any use by Shuffle Master of the Wireless Gaming Solution which use would constitute a material breach of this Agreement, or (ii) any breach of any representation, warranty, covenant, agreement or obligation of
              Shuffle Master set forth in this Agreement. Shuffle Master agrees to pay all reasonable damages, losses, costs, expenses and other liabilities actually incurred by Sona in connection with any such
              Action.

          c.  Procedure: Each party's indemnification obligations under this
              Agreement shall be subject to: (i) the indemnifying party
              receiving prompt written notice in reasonable detail of the existence of any Action from the indemnified party; (ii) the indemnifying party having, at its option, sole control of the defense of such Action and any related settlement negotiations and the right, at its own cost and expense, to compromise, settle or consent to the entry of a judgment with respect to such Action;
              provided, however, that the indemnifying party shall not do so without the prior express written consent of the indemnified party if such compromise, settlement or judgment: (a) materially diminishes the indemnified party's rights under this Agreement or seeks to impose additional

                                        7

              obligations on the indemnified party; (b) arises out of or is a part of any criminal action, suit or proceeding; (c) contains a stipulation or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the indemnified party; or (d) if any settlement causes any risk or jeopardy to any of Shuffle Master's licenses; but further
              provided, however, that the indemnified party shall have the sole right to select the counsel to defend the indemnified party, with all of said counsel's fees and costs being the sole responsibility of the indemnifying party; (iii) the indemnified party being permitted to also hire counsel of its choice at its own expense in defense of any Action (without same reducing the indemnifying party's indemnity obligations hereunder); and (iv) the
              indemnifying party receiving the reasonable cooperation of the indemnified party in the defense of any Action.

   18.  NON-SOLICITATION AND NON-DISPARAGEMENT. During the Term, and for a
        period of one (1) year thereafter, neither party shall solicit any of the other party's employees, independent contractors, or consultants, nor in any way interfere or hinder any of the foregoing business relationship with the other, nor, at any time, shall either party disparage the other, any of its employees, or any of its products.

   19.  ENCUMBRANCES. Sona shall never impose, nor allow to be imposed, any encumbrances, charges or liens (collectively, "Encumbrances") of any kind on any of the Sona Software or the Wireless Gaming Solution or on
        any of the work or materials performed in connection therewith at any time, and further shall immediately cause to be released, discharged and/or satisfied, any such Encumbrance that may come into existence.
        Sona shall forthwith affect a discharge of any Encumbrance filed by it or any of its contractors, subcontractors, workmen, suppliers or employees against any of the Sona Software, Wireless Gaming Solution or
        any of the interests of Shuffle Master herein. Notwithstanding anything contained herein to the contrary, Sona may impose or allow to be imposed encumbrances, charges and liens of any kind on any of the Sona Software in connection with a financing transaction provided that any such encumbrance, charge or lien is subject to Shuffle Master's license rights and the rights granted hereunder. Sona will provide written notice to Shuffle Master of any secured financing transaction that Sona may enter into during the Term.

   20.  WARRANTS. Concurrently with the execution of this Agreement, Sona will deliver to Shuffle Master stock warrants (the "Warrants") pursuant to which Shuffle Master shall have the right to acquire up to 1,200,000 shares of duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of Sona (hereinafter called "Warrant Shares"), at any time during the period (the "Warrant
        Period") beginning on the Effective Date and ending on the date which is eighteen months (18) after the Effective Date. The Warrants shall be in a form approved by Shuffle Master, in its sole discretion, and include terms for registration and adjustment of the Warrant Shares for any type of recapitalization of common stock of Sona. The exercise price of the
        Warrants shall be an amount equal to 75% of the closing price on the date the Warrants are issued.

   21.  MISCELLANEOUS.

          a.  Nature of Relationship. In no event shall Sona be deemed to be the partner, joint venturer, fiduciary, or agent of Shuffle Master, and Sona shall not have the right to bind Shuffle Master, nor shall Sona represent to any third party anything to the contrary, unless mutually agreed to in writing by Shuffle Master and Sona.

          b.  Revenue Sharing Restrictions. Notwithstanding the foregoing, in the event that Shuffle Master is not legally allowed to share revenues with Sona in a particular jurisdiction, then

                                        8

              Shuffle Master and Sona agree that they will work, in good faith, to amend the Agreement as to such jurisdiction in order to achieve a fair and legal resolution. Such fair resolution may include an outright purchase by Shuffle Master of Sona's expected
              compensation payments (discounted for present value, in the event of a lump sum payment) in such jurisdiction. Notwithstanding the foregoing however, in the event that the parties are unable to resolve this issue in a manner that is fair and equitable to both parties, then Sona shall not be entitled to any revenues in that jurisdiction and the other terms of this Agreement shall not be affected, reduced, modified or amended in any way whatsoever. In no event shall the fact that Sona may not be legally able to share revenues in a particular jurisdiction in any way affect, reduce, modify or amend any of the rights granted in this Agreement to
              Shuffle Master. Notwithstanding anything contained herein the contrary, Shuffle Master will set aside Sona's portion of the revenues earned in a particular jurisdiction (the "Set Aside
              Amount") if Sona is not legally allowed to share revenues in that jurisdiction for the first one hundred and eighty days (the "Set
              Aside Period") while Sona is acquiring the appropriate licenses to enable it to share revenues in that jurisdiction; provided that the jurisdiction will allow Shuffle Master to set aside Sona's portion such revenues. At such time as Sona obtains the license,
              Shuffle Master will deliver the Set Aside Amount to Sona provided that Shuffle Master is allowed to deliver the Set Aside Amount to
              Sona by that jurisdiction. During the period of time between the
              Set Aside Period and the date Sona obtains the license, Shuffle
              Master shall receive all revenues, including Sona's share of such revenues. In the event Sona fails to obtain the license within twenty-four (24) months, the Set Aside Amount shall revert back to
              Shuffle Master and Shuffle Master shall have no further
              obligations to Sona with respect to the Set Aside Amount.

          c.  Other Products. Notwithstanding anything contained herein to the contrary, it is expressly agreed and acknowledged by Sona, that
              Shuffle Master will, concurrently with the existence of this
              Agreement, also be selling, leasing, marketing and exploiting other products, including its own games, which are similar to the
              Wireless Gaming Solution, and that utilize the intellectual property of Shuffle Master and/or other third parties. Nothing contained herein shall require Shuffle Master to give any special treatment or priority to the Wireless Gaming Solution. All marketing, sales, and pricing decisions relating to the Wireless
              Gaming Solution shall be made in the sole discretion of Shuffle
              Master. Sona further acknowledges that the ultimate success of the
              Wireless Gaming Solution will be determined by the marketplace and that Shuffle Master has not made and does not hereby make any representations, warranties or promises that the Wireless Gaming
              Solution or this Agreement will generate any specific amount of
              Gross Revenues, or any amount, at all, of Gross Revenues.

          d.  Due Diligence on Sona. Due to the highly regulated nature of
              Shuffle Master's business, both prior to and after execution of this Agreement, Shuffle Master shall have the right to perform such due diligence on Sona as may be required by any gaming regulators in those jurisdictions where Shuffle Master possesses any licenses, or such due diligence as Shuffle Master believes it is required to conduct. Both prior to and an ongoing basis, Sona shall fully and reasonably cooperate with Shuffle Master related to such due diligence. Notwithstanding any of the provisions contained in this Agreement to the contrary, Shuffle Master shall have the right to immediately terminate this Agreement if Sona takes any action or fails to take any action that jeopardizes any of Shuffle Master's gaming licenses, approvals or permits, or in the event that Shuffle Master's relationship with Sona in any way jeopardizes or puts at risk any of Shuffle Master's gaming licenses, approvals or permits.

                                        9

          e.  Modification. This Agreement may be modified or amended only by a writing signed by both Shuffle Master and Sona.

          f.  Governing Law and Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws. This
              Agreement shall be deemed to be a contract made and entered into in the State of Nevada. In the event of any dispute between any of the parties that cannot be resolved amicably, the parties agree and consent to the exclusive jurisdiction of an appropriate state or federal court located within the State of Nevada to resolve any such dispute.

          g.  Severability. It is agreed and understood by the parties hereto that if any provision of this Agreement should be determined by an arbitrator or court to be unenforceable in whole or in part, then this Agreement shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the
              circumstances, and the arbitrator or court shall be authorized by the parties to reform this Agreement in the least way necessary in order to make it enforceable and consistent, to the maximum extent possible, with the original intent of the parties.

          h.  Waiver of Breach. The waiver by either Shuffle Master or Sona of any breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either Shuffle
              Master or Sona. No delay or omission in the exercise of any power, option or remedy either expressly available hereunder or with respect to the breach of any of the provisions hereof shall impair or affect either party's right to the exercise thereof or the pursuit of available remedies therefore.

          i.  Notices. All notices shall be made in writing signed by the party making the same and shall be deemed given or made on the date delivered if delivered in person, on the date initially received if delivered by telecopy transmission followed by registered or certified mail confirmation, on the date delivered by an overnight courier service or on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested)
              (with postage and other fees prepaid) to the parties or their permitted assignees at the addresses indicated above (or at such other addresses as shall be given in writing by either of the parties to the other).

          j.  Assignment. Neither party may not assign or sublicense its rights, duties or obligations under this Agreement without the prior written consent of the other party. Any purported assignment in contravention of this provision shall be null and void. In the event of an authorized assignment or transfer, and subject to any required regulatory approvals, this Agreement shall remain binding upon and inure to the benefit of the successors and assigns of the parties hereto.

          k.  Entire Agreement. This Agreement (including any Exhibits) is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces in its entirety any oral or written existing agreements or understandings between Shuffle
              Master and Sona relating generally to the same subject matter.
              Except for the Master Services Agreement, Shuffle Master and Sona
              hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding the Sona Software, or the Wireless Gaming Solution, apart from those contained in this
              Agreement, and Sona acknowledges that no promises or agreements not contained in this Agreement have been made or offered by
              Shuffle Master.

                                       10

          l.  Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

          m.  Confidentiality. The parties agree that the terms and conditions of this Agreement shall be treated as confidential pursuant to that certain Mutual Non-Disclosure Agreement between the parties dated as of August 19, 2005.

          n.  Press Releases. The parties agree to issue a joint press release announcing the execution of this Agreement within two (2) weeks of the execution of this Agreement by both parties. Any news release, public announcement, advertisement or publicity released by either party concerning this Agreement, or any resulting Wireless Gaming
              Solution order, will be subject to prior approval of the other party. Any such publicity shall give due credit to the
              contribution of each party.

          o.  Marketing. The parties agree to promote each other's products and the combination from the strategic relationship.

        IN WITNESS WHEREOF, Shuffle Master and the Sona have executed this
Agreement on the date indicated below.

SHUFFLE MASTER, INC.                          SONA MOBILE HOLDINGS CORP.
("Shuffle Master")                            ("Sona")

By:                                           By:   /s/ John Bush
      ---------------------------------             ------------------------
            an authorized signatory                 an authorized signatory

Print Name:                                   Print Name:  John Bush
           ------------------------------                -----------------------
Title:                                        Title:       President & CEO
      -----------------------------------           ----------------------------
Date:                                         Date:        Jan 13, 2006
       ----------------------------------            ---------------------------

                                       11

                                   EXHIBIT "A"
                                 SHUFFLE CONTENT

Three Card Poker
Player Bank Three Card Poker (aka California Three Card Poker)
Four Card Poker
Crazy 4 Poker
Let It Ride
Let It Ride Bonus
Ultimate Texas Hold'em
Mississippi Stud
Casino War
Royal Match 21
Bet The Set 21
Fortune Blackjack
Dragon Bonus
Fortune Pai Gaw Poker
Fortune Pai Gaw Poker Progressive
Pai Gaw Progressive
Jackpot Pai Gaw
Dakota Stud
Three Card Bonus
Big Raise Hold'em
Double Up Fortune Pai Gaw
Raise It Up
Color Up
House Money

                                       12

                                   EXHIBIT "B"
                               COMPETITORS OF SONA

                                       13